Number: BC0871921
BRITISH COLUMBIA The Best Place on Earth

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ALYA VENTURES LTD. was incorporated under the Business Corporations Act on January 21, 2010 at 08:36 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On January 21, 2010

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada